Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE THURSDAY, APRIL 27, 2006 AT 7:01 AM ET

Contacts:
Kyle Kuvalanka (investors) (617) 761-4734	Theresa McNeely (media) (617) 679-7405

MILLENNIUM ACHIEVES FIRST QUARTER 2006 NON-GAAP PROFITABILITY AND REDUCES GAAP NET LOSS

        — VELCADE® (bortezomib) for Injection U.S. net product sales up; VELCADE clinical programs in NHL and NSCLC advance; Company reiterates guidance —

Cambridge, Mass., April 27, 2006 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported financial results for the quarter ended March 31, 2006 and reiterated its financial guidance for full-year 2006.

“Millennium achieved an important milestone of non-GAAP profitability for the quarter by driving VELCADE and reducing operating expenses,” said Marsha Fanucci, Chief Financial Officer and Senior Vice President. “We accomplished this result while successfully executing on our refined strategy, investing in VELCADE and our pipeline and evaluating late-stage oncology in-licensing opportunities to position the Company for long-term top-line growth.”

First Quarter 2006 Financial Results

•	Non-GAAP(1) net income, which excludes stock-based compensation, amortization of intangibles and restructuring charges, for the first quarter of 2006 improved to $1.0 million compared to a non-GAAP net loss of $26.8 million for the first quarter of 2005. GAAP net loss for the first quarter of 2006 narrowed to $20.8 million compared to $36.4 million for the first quarter of 2005.
•	U.S. net product sales for VELCADE in the first quarter of 2006 increased 19 percent to $53.4 million from $44.8 million in the first quarter of 2005. The increase was driven primarily by growth in market share of treated patients in the multiple myeloma second-line treatment setting and in the multiple myeloma front-line treatment setting, although Millennium only promotes the product for its approved indication.
•	Revenues from the Company’s collaborators decreased to $69.1 million in the first quarter of 2006 from $78.9 million in the first quarter of 2005. This decrease was primarily the result of lower net reimbursement received from Schering-Plough Corporation for sales, marketing and development activities for INTEGRILIN® (eptifibatide) Injection. Effective September 1, 2005, Millennium modified its relationship with Schering-Plough from a co-promotion arrangement to a royalty-stream arrangement and is no longer responsible for sales, marketing and development activities or expenses associated with the product. As a result of this change, in 2006, revenues from collaborators were comprised of royalties and revenue under strategic alliances. In 2005, revenues from collaborators were comprised of revenue under strategic alliances and co-promotion revenue.
•	Non-GAAP Research and Development (R&D) and non-GAAP Sales, General and Administrative (SG&A) expenses, excluding stock-based compensation, decreased 22 percent to $107.6 million in the first quarter of 2006 from $137.8 million in the first quarter of 2005. This decrease was the result of cost savings from the successful completion of the organizational component of the Company’s strategy refinement and restructuring announced October 2005. GAAP R&D and GAAP SG&A expenses for the first quarter of 2006 were $118.1 million compared to GAAP R&D and GAAP SG&A expense for the first quarter of 2005 of $137.8 million. No stock-based compensation was recorded under SFAS 123R in 2005.(2)
•	As of March 31, 2006, the Company had $632.5 million in cash, cash equivalents and marketable securities. Outstanding principal amount of convertible debt was $105.5 million. As of March 31, 2006, the total principal amount of convertible debt was classified as short-term and included in current liabilities on the balance sheet with $5.9 million payable in June 2006 and the balance due in 2007.

“VELCADE continues to grow even with new competition,” said Deborah Dunsire, M.D., President and Chief Executive Officer. “VELCADE is the backbone of relapsed multiple myeloma therapy based on its effectiveness in a broad range of patients and in combination with new and emerging agents, as seen in clinical trials. We expect to see sales increase through the balance of the year with growth coming from increasing the average length of therapy used by patients, as indicated in the label, and from treating more patients with VELCADE.”

First Quarter 2006 Highlights

VELCADE Highlights

Millennium and its development collaborator Johnson & Johnson Pharmaceutical Research & Development, L.L.C. (J&JPRD) initiated a two-arm, randomized, open-label, multi-center, Phase III study of VELCADE and rituximab in patients with relapsed or refractory follicular B-cell non-Hodgkin’s lymphoma (NHL). The study will assess efficacy, safety and tolerability of the combination versus rituximab alone. The primary endpoint is progression-free survival. Secondary endpoints include overall response rate, duration of response, time to progression, overall survival and one-year survival rates.

Millennium and J&JPRD continued their development of VELCADE in non-small cell lung cancer (NSCLC) with the initiation of a three-arm, randomized, Phase II study of VELCADE and pemetrexed in patients with locally advanced or metastatic NSCLC who have failed prior chemotherapy treatment. The study will assess the additive benefits of the combination versus pemetrexed alone. The primary endpoint is overall response rate as assessed by Response Evaluation Criteria in Solid Tumors (RECIST). Secondary endpoints include time to progression, progression-free survival and safety.

At the upcoming 42nd Annual Meeting of American Society of Clinical Oncology scheduled for June 2-6, 2006 in Atlanta, Georgia, data are expected to be available on VELCADE in multiple myeloma, follicular and mantle cell NHL and NSCLC.

Additional Pipeline Highlights

At the annual meeting of the American Association for Cancer Research, the Company exhibited new data on MLN8054, an oral, small molecule Aurora A kinase inhibitor. The data from xenograft models and human cultured tumor cells showed MLN8054, a Millennium discovered molecule, is a potent and selective inhibitor of Aurora A kinase. The data further showed that Aurora A inhibition mediated by MLN8054 triggers tumor cell death during mitosis.

Organizational Highlights

The Company announced that Stephen M. Gansler joined the Company as Senior Vice President of Human Resources and as a member of the executive team. Mr. Gansler brings to Millennium more than 25 years of senior management experience in human resources and labor relations, including 20 years at the Johnson & Johnson Family Of Companies.

2006 Financial Guidance

The Company is reiterating guidance for full-year 2006, as originally provided on January 5, 2006:

•	VELCADE U.S. net product sales are expected to be in the range of $225 million to $250 million.
•	Royalties are expected to be in the range of $115 million to $125 million.
•	Non-GAAP R&D and non-GAAP SG&A expenses, excluding employee stock-based compensation expense, are anticipated to total approximately $425 million. The corresponding GAAP R&D and GAAP SG&A expenses are expected to be in the range of $465 million to $475 million.
•	Non-GAAP net income, excluding stock-based compensation, amortization of intangibles and restructuring, is projected to be up to $5 million.
•	GAAP net loss is expected to be in the range of $95 million to $115 million with the difference between the GAAP net loss and non-GAAP net income attributable to stock-based compensation, amortization of intangibles and restructuring.
—	Stock-based compensation expense for 2006, related to stock options, the Company’s employee stock purchase plan and restricted stock, is expected to be in the range of $40 million to $50 million. This estimate is dependent upon market price, assumptions used in estimating fair value and the levels of share-based payments in 2006.
—	Amortization of intangibles is expected to be approximately $34 million.
—	Restructuring charges are expected to be in the range of $25 million to $30 million. These charges relate to the Company’s strategy refinements and restructurings announced in 2003 and 2005.
•	Cash, cash equivalents and marketable securities are anticipated to be greater than $500 million on December 31, 2006.

Conference Call Reminder

In conjunction with this news release, Millennium will host a live webcast of its conference call today, Thursday, April 27, 2006 at 7:30 AM ET. This webcast can be accessed by visiting the Investors section of the Company’s website, www.millennium.com. Following the webcast, an archived version of the call will be available at the same address for 30 days.

About VELCADE

VELCADE is indicated for the treatment of multiple myeloma patients who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol. VELCADE should be administered under the supervision of a physician experienced in the use of antineoplastic therapy.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension observed throughout therapy, cardiac and pulmonary disorders, gastrointestinal adverse events, thrombocytopenia, neutropenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE.

In 331 patients who were treated with VELCADE in a Phase III study, the most commonly reported adverse events were asthenic conditions (61%), diarrhea (57%), nausea (57%), constipation (42%), peripheral neuropathy (36%), vomiting (35%), pyrexia (35%), thrombocytopenia (35%), psychiatric disorders (35%), anorexia and appetite decreased (34%), parasthesia (27%), dysesthesia (27%), anemia and headache (26%), and cough (21%). Fourteen percent of patients reported at least one episode of grade 4 toxicity; the most common grade 4 toxicities were thrombocytopenia (4%), neutropenia (2%), and hypercalcemia (2%). A total of 144 patients on VELCADE (44%) reported serious adverse events (SAEs) during the study. The most commonly reported SAEs were pyrexia (6%), diarrhea (5%), dyspnea, pneumonia (4%), and vomiting (3%).

VELCADE is being co-developed by Millennium Pharmaceuticals, Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C. Millennium is responsible for commercialization of VELCADE in the U.S.; Janssen-Cilag is responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan. VELCADE is approved in 66 countries worldwide. VELCADE is also approved in the European Union as a second-line treatment.

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates. The Company’s website is www.millennium.com.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results, discovery, development of products and strategic alliances. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third party reimbursement rates; the commercial success of VELCADE and INTEGRILIN; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Editors’ Note: This press release is also available under the Media section of the Company’s website at: www.millennium.com.

(1)Non-GAAP net loss, non-GAAP net income, non-GAAP profitability, non-GAAP research and development expenses and non-GAAP sales, general and administrative expenses are non-GAAP financial measures. With respect to forward-looking information presented on a non-GAAP basis, other than amortization of intangibles of approximately $34 million in 2006, restructuring charges of between $25 million and $30 million in 2006 and stock-based compensation expense of between $40 million and $50 million in 2006, the Company is unable to provide a quantitative reconciliation because the items that would be excluded are difficult to predict and estimate and are primarily dependent on future events. Please see the Form 8-K furnished on April 27, 2006, by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

(2)The Company adopted Statement of Financial Accounting Standards No. 123R (SFAS 123R) as of January 1, 2006 and now records stock-based compensation in its statement of operations in accordance with GAAP. Although this expense is a significant ongoing expense affecting the Company’s results of operations, the Company excludes this charge from its non-GAAP net income/(loss) because: (1) the Company’s management excludes this expense from the Company’s budget and planning process used to allocate resources in the Company’s ongoing portfolio prioritization efforts, (2) the Company believes that excluding this expense could be helpful in comparing the Company’s financial results to previous periods because stock-based compensation charges are excluded in the various operating expense categories and (3) as a result of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that excluding stock-based compensation may enable useful comparisons of the Company’s operating results to its competitors. Non-GAAP net income/(loss) and other non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for GAAP.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2006	2005
(in thousands, except per share amounts)
Revenues:
Net product sales	$53,373	$44,795
Co-promotion revenue	—	42,826
Revenue under strategic alliances	38,629	36,090
Royalties	30,473	—

Total revenues	122,475	123,711

Costs and Expenses:
Cost of sales	15,828	14,581
Research and development (Note 1)	82,598	86,154
Selling, general and administrative (Note 1)	35,465	51,637
Restructuring	2,831	1,107
Amortization of intangibles	8,487	8,500

Total costs and expenses	145,209	161,979

Loss from operations	(22,734)	(38,268)

Other Income (expense):
Investment income, net	4,625	4,442
Interest expense	(2,732)	(2,588)

Net loss	$(20,841)	$(36,414)

Amounts per common share:
Net loss per share, basic and diluted	$(0.07)	$(0.12)

Weighted average shares, basic and diluted	311,823	306,590

Note 1: As of January 1, 2006, the Company adopted SFAS 123R under the modified prospective method, which requires the Company to record stock-based compensation expense based upon fair value in the Company’s statements of operations. Stock-based compensation expense relates to stock options, the Company’s employee stock purchase plan and restricted stock. No stock-based compensation expense was recognized under SFAS 123R in any prior period. Stock-based compensation expense of $10,500 for the three months ended March 31, 2006 is allocated between research and development and selling, general and administrative expense lines as follows:

	Three Months Ended March 31,
	2006	2005
Research and development	$6,334	$—
Selling, general and administrative	4,166	—

	$10,500	$—

Millennium Pharmaceuticals, Inc.
Reconciliation of Non-GAAP to GAAP (Note 1)
(unaudited)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2006
	Non-GAAP (Note 2)	Non-GAAP	Stock-based Compensation	Restructuring	Amortization of Intangibles	GAAP
(in thousands, except per share amounts)
Revenues:
Net product sales	$44,795	$53,373	$—	$—	$—	$53,373
Co-promotion revenue (Note 3)	42,826	—	—	—	—	—
Revenue under strategic alliances	36,090	38,629	—	—	—	38,629
Royalties	—	30,473	—	—	—	30,473

Total revenues	123,711	122,475	—	—	—	122,475

Costs and expenses:
Cost of sales	14,581	15,828	—	—	—	15,828
Research and development	86,154	76,264	6,334	—	—	82,598
Selling, general and administrative	51,637	31,299	4,166	—	—	35,465
Restructuring	—	—	—	2,831	—	2,831
Amortization of intangibles	—	—	—	—	8,487	8,487

Total costs and expenses	152,372	123,391	10,500	2,831	8,487	145,209

Loss from operations	(28,661)	(916)	(10,500)	(2,831)	(8,487)	(22,734)

Other Income (expense):
Investment income, net	4,442	4,625	—	—	—	4,625
Interest expense	(2,588)	(2,732)	—	—	—	(2,732)

Net (loss)/income	$(26,807)	$977	$(10,500)	$(2,831)	$(8,487)	$(20,841)

Amounts per common share:
Net (loss)/income per share, basic and diluted	$(0.09)	$0.00	$(0.03)	$(0.01)	$(0.03)	$(0.07)

Weighted average shares, basic	306,590	311,823	311,823	311,823	311,823	311,823

Weighted average shares, diluted	306,590	314,025	311,823	311,823	311,823	311,823

Note 1: Stock-based compensation, amortization of intangibles and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States (GAAP) to arrive at GAAP reported net loss for the periods presented.

Note 2: Excludes restructuring charges of $1,107 and amortization of intangibles of $8,500 for the three months ended March 31, 2005.

Note 3: Beginning September 1, 2005, in connection with the closing of the Company’s transaction with Schering-Plough for INTEGRILIN, the Company began reporting royalty revenue as a separate line item.

Condensed Consolidated Balance Sheets
(unaudited)

	March 31, 2006	December 31, 2005
(in thousands)
Cash, cash equivalents and marketable securities	$632,494	$645,588
Other current assets	100,772	95,508
Property and equipment, net	176,119	183,059
Restricted cash and other assets	25,212	25,202
Goodwill and intangible assets, net	1,570,509	1,578,275

Total assets	$2,505,106	$2,527,632

Current liabilities	$137,656	$158,705
Current portion of long term debt	105,461	5,890
Other long term liabilities	75,007	85,562
Capital lease obligations, net of current portion	75,935	76,226
Long term debt, net of current portion	—	99,571
Stockholders' equity	2,111,047	2,101,678

Total liabilities and stockholders' equity	$2,505,106	$2,527,632